Exhibit 99(e)




January 11, 2000


BY HAND DELIVERY

ADMIRAL PROPERTIES, LLC
c/o Mr. Lee M. Donovan
PROPERTY MANAGEMENT COMPANY
141 Drexel Drive
Millersville, MD  21108

                                LETTER OF INTENT

Re: Lease for CommerceFirst Bank Facilities at 1804 West Street, Annapolis, Maryland 21401

Dear Lee:

On   behalf  of   CommerceFirst   Bancorp,   Inc.,   a   Maryland   corporation,
("CommerceFirst"), the purpose of this Letter of Intent is to outline the general parameters upon which CommerceFirst is prepared to enter into a Definitive Lease Agreement (the "Lease") with Admiral Properties, LLC (the "Landlord") for the lease of space for facilities for its wholly-owned subsidiary, CommerceFirst Bank, a to-be-formed Maryland state-chartered, Federal Reserve Member commercial bank now in organization (the "Bank"). By their execution of this Letter of Intent, CommerceFirst and the Landlord confirm their tentative understanding with respect to the basic terms of the transaction and they confirm that this Letter supersedes all prior Letters of Intent, if any.

The general parameters of the transaction will be as follows:

1.       Transaction Description.

         1.1 Subject to the terms and conditions of the Lease to be negotiated and entered into between the parties, CommerceFirst will lease approximately SEVEN THOUSAND EIGHT HUNDRED FIFTY (7,850) square feet (exclusive of the Boiler
Room) of space, more or less (the exact square footage to be determined upon execution of a final Lease Agreement) (the "Demised Space") on the first floor in the building located at 1804 West Street in Annapolis, Maryland (the "Building"). The Demised Space will be located at the easterly end of the building at the front corner and will correspond approximately to the space identified on the attached Exhibit 1.1, "PROPOSED FIRST FLOOR PLAN as prepared by Alt Breeding Schwarz Architects. The Demised Space will be used by CommerceFirst for general corporate offices and for branch and other banking activities of the Bank.

         1.2 At a minimum, the transaction will be specifically conditioned on the following:

                  1.2.1 The perimeter of the space to be included in the Demised Premises will be Ninety (90) feet (approximately 60 feet net of the Boiler Room) across the front of the Building (approximately as shown on the attached Exhibit 1.1). The Boiler Room will be reduced in size approximately as shown on the attached Exhibit 1.1 at the Landlord's expense.

                  1.2.2 The vacant cinder block building (approximately 2,500 square feet) now existing in front of the Building (adjacent to the Honda parking lot) be demolished and replaced with parking, driveway and/or open drive aisle areas. The Landlord reserves the right to construct a building on a pad site in the parking lot of the

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ADMIRAL PROPERTIES, LLC
c/o Mr. Lee M. Donovan
PROPERTY MANAGEMENT COMPANY
January 11, 2000
Page 2

project upon the following conditions (i) the Landlord will not build the pad site building until it has acquired and incorporated into the project of which the Demised Premises is a part the veterinary offices building located to the west of the project, (ii) without the advance written consent of CommerceFirst, the Landlord will not build the pad site building in a Bank Line of Sight Area to be designated on an attached Exhibit 1.2.2, which will generally run from the front of the Demised Premises to the corner of Admiral and West Streets, then along West Street to approximately the intersection of West Street and Chinquapin Round Road and then diagonally back to the front of the Demised Premises, (iii) the Landlord will not lease any pad site or any other site in the property to a bank, and (iv) the Landlord will grant to CommerceFirst a right of first refusal to lease the pad site for its bank branch location.

                  1.2.3 CommerceFirst and the Landlord will reach an agreement whereby the Landlord will develop the facade of the Demised Premises to be designed by Scarlett Breeding of Alt Breeding Schwartz Architects in Annapolis, Maryland in a manner acceptable to CommerceFirst (which design will be reasonably consistent architecturally with the brick design previously provided to the Landlord and to CommerceFirst by Scarlett Breeding and which design is consistent with and takes advantage of the brick character of the end of the building in which the Demised Premises are located). The architectural design fees and the costs of construction of the agreed-upon facade treatment will be borne by the Landlord.

2.       Transaction Structure.

         2.1 The Lease will be for an initial term of FIVE (5) years (the "Initial Term") with THREE (3) FIVE (5) year options to renew (the "Option Terms") granted to CommerceFirst. The Option Terms rent will be at the prevailing market rate at the time of exercise, provided, however, that in any event, the rent for an Option Term will not be less that the rent for the last year in the preceding term.

         2.2 The Lease will be executed as soon as it is negotiated in accordance with the terms of this Letter of Intent but will have a commencement date of March 1, 2000 (the "Commencement Date").

         2.3 CommerceFirst will have the option to extend the Commencement Date for THREE (3) extension periods of ONE (1) month each in exchange for payment to the Landlord of a monthly extension fee equal of SEVEN THOUSAND AND 00/100 DOLLARS ($7,000.00) per month.

         2.4 CommerceFirst shall have the option to terminate the Lease at any time prior to the Commencement Date (as may be extended pursuant to the preceding section) in the event of a Regulatory Failure. For purposes of this Letter of Intent and the Lease, a "Regulatory Failure" will mean the failure of CommerceFirst to receive all necessary and appropriate approvals from all federal and state bank and securities regulatory authorities to open the Bank for business as a Maryland state chartered, Federal Reserve Member commercial bank together with the reasonable judgment of the Organizers of CommerceFirst that such regulatory approvals are not likely to be achieved in a reasonable period of time.

         2.5 The Landlord will commence construction of the Landlord Standard Improvements and the Tenant Improvements for which the Landlord has agreed to serve as contractor upon the Commencement Date. The Landlord will complete the foregoing construction work within SIXTY (60) days of the Commencement Date.

         2.6 For purposes of this Letter of Intent, (i) "Final Bank Approval Date" shall mean the date upon all final federal and state regulatory approvals are received by CommerceFirst for the opening of the Bank. CommerceFirst shall have the further option to terminate the Lease after the Commencement Date, but prior to the Final Bank Approval Date, in the event of a Regulatory Failure (as defined above) by paying and/or forfeiting to the Landlord the following: (i) the Security Deposit of FIFTEEN THOUSAND AND 00/100 DOLLARS ($15,000.00) referred to hereinbelow, (ii) all Commencement Date extension fees

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ADMIRAL PROPERTIES, LLC
c/o Mr. Lee M. Donovan
PROPERTY MANAGEMENT COMPANY
January 11, 2000
Page 3


paid to the Landlord referred to hereinabove, (iii) any and all post-Commencement Date rent paid to the Landlord, (iv) a termination fee in the amount of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00), and (v) the Tenant Upgrades Reimbursement referred to in SECTION 2.7 below.. The total breakdown compensation payable to the Landlord, assuming all Commencement Date extensions have been exercised and at least one month's pre-Delivery Date rent has been paid will be approximately ONE HUNDRED FORTY-SIX THOUSAND AND 00/100 DOLLARS ($146,000.00) (Security Deposit = $15,000.00; plus three extension fees @ $7,000.00 each = $21,000.00; plus first month's pre-Delivery Date rent = $10,140.00; plus Termination Fee = $100,000.00 = total of $146,140.00) plus the
Tenant Upgrade Reimbursement referred to in Section 2.7, below.

         2.7 In addition to the Termination Fees referred to in Section 2.6, above, in the event the Landlord pays or incurs any bank-specific build-out expenses (subject to adjustments for returns and allowances) over and above the cost of FIFTY-FIVE and 00/100 DOLLARS ($55.00) per square foot of the Demised Premises (the "Excess Bank Expenses"), CommerceFirst will also reimburse the Landlord for such Excess Bank Expenses in the event of a termination of the Lease for the reasons specified in Section 2.6. For purposes of this Section 2.7, "bank-specific expenses" will mean expenses paid or incurred by the Landlord for build-out items which are requested or specified by CommerceFirst and which are unique to CommerceFirst's branch banking facility (as opposed to general office space expenses) such as teller counters, security cameras, bank security systems, special glass or teller counter enclosures and the like.

         2.8 The anticipated schedule of events under the transaction is as follows:

                  2.8.1 Execution of this Letter of Intent by both parties by January 12, 2000;

                  2.8.2 Execution of the Lease by February 15, 2000;

                  2.8.4 Expiration of CommerceFirst's Design Feasibility Period by February 15, 2000;

                  2.8.5 Completion of Landlord Standard Improvements Drawings and Tenant Improvements Drawings by February 1, 2000 (the Landlord Standard Improvement Drawings shall be at the sole expense of the Landlord; the Landlord and CommerceFirst agree to split the costs of the Tenant Improvement Drawings to be completed by Alt Breeding Swartz Architects);

                  2.8.6 Apply for and secure all permits for construction by March 1, 2000.

                  2.8.7 Construction commences not later than TEN (10) days after (i) the Commencement Date (subject to any extensions of the Commencement Date in accordance with the Tenant's option to extend such date as provided in
Section 2.3, above), or (ii) the receipt of all building permits for the construction of the improvements to the Demised Space.

                  2.8.8 The Landlord shall deliver the Demised Premises the earlier of (i) May 10, 2000 or ii) SIXTY (60) days after the commencement of construction.

3.       Rental Rate.

         3.1 Commencing on the date the Demised Premises are delivered to CommerceFirst, with all Landlord Standard Improvements and Tenant Improvements completed (the "Delivery Date") the rental rate for the Demised Premises will be NINETEEN AND 00/100 DOLLARS ($19.00) per square foot, which rate will be based on and will include (i) the provision of the Landlord Standard Improvements by the Landlord and (ii) a Tenant Improvement Allowance provided for hereinbelow over and above the

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ADMIRAL PROPERTIES, LLC
c/o Mr. Lee M. Donovan
PROPERTY MANAGEMENT COMPANY
January 11, 2000
Page 4


Landlord Standard Improvements (as defined below).

         3.2 From the Commencement Date to the Delivery Date, the rental rate for the Demised Premises will be FIFTEEN AND 50/100 DOLLARS ($15.50) per square feet.

         3.3 The Landlord will build-out the Demised Premises in accordance with the Landlord' Work Letter for base building standard build-out, which Work
Letter is attached here to as Exhibit 3.3 (the "Landlord Standard Improvements"). In addition, at the Landlord's expense the Landlord will:

                  3.3.1 During the term of the Lease be responsible for all structural components of the building including the roof;

                  3.3.2 Provide a second means of doorway egress at the rear as required by the Fire Marshall (including, if so required, an appropriate landing);

                  3.3.3 Provide a new window to replace any window lost by the provision of item 3.1.2, above;

                  3.3.4 Reduce the size of the boiler room by 10 feet;

                  3.3.5 Remove the entrance of the boiler room from the front of the building to the interior of the building (inside the bank's space) if permitted by the Fire Marshall;

                  3.3.6 Move the front entrance of the bank toward Admiral Drive by TEN (10) feet or so to take advantage of the reduced boiler room size and to maximize the space available for the branch (within the context of the reduced 90 foot overall frontage) consistent with the attached Exhibit 1.1 prepared by Alt Breeding Schwarz Architects;

                  3.3.7 Close the window vent spaces on Admiral Drive with bronze sheeting or comparable material (as opposed to attempting to match the brick);

                  3.3.8 Install wire mesh (exact dimensions to be determined) over the windows for security purposes.3.4 The annual rent escalator during the Initial Term of the Lease will be fixed at THREE PERCENT (3.0%). On the first month of the first Option Term, and during each Option Term, the annual rent escalator will be based on CPI, but will have a minimum of THREE PERCENT (3.0%) and a maximum of SIX PERCENT (6.0%).

         3.5 CommerceFirst will pay its pro-rata share of the real estate taxes with respect to the Demised Premises from and after the Delivery Date.

         3.6 CommerceFirst will pay its pro-rata share of the Landlord's insurance with respect to the Demised Premises from and after the Delivery Date.

         3.7 CommerceFirst will pay its pro-rata share of the Common Area Maintenance expenses for the project from and after the Delivery Date which are estimated to be TWENTY-EIGHT CENTS ($0.28) per square foot. In no year will the Common Area Maintenance expenses exceed FIFTY CENTS ($0.50) per square foot.

         3.8 The Tenant Improvement Allowance will be FIFTEEN AND 00/100 DOLLARS ($15.00) per square foot over and above the Landlord Standard Improvements.


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ADMIRAL PROPERTIES, LLC
c/o Mr. Lee M. Donovan
PROPERTY MANAGEMENT COMPANY
January 11, 2000
Page 5


         3.9 From and after the Delivery Date, CommerceFirst will be responsible for all operating expenses within the leased premises.

4. Security Deposit. CommerceFirst will pay to the Landlord a Security Deposit in the amount of FIFTEEN THOUSAND 00/100 DOLLARS ($15,000) at the time the Lease is signed. The Security Deposit will be forfeited by CommerceFirst at any time if the Lease is terminated by CommerceFirst after the end of the Design Feasibility Period (as defined below) but prior to the end of the term thereof for any reason other than a material default by the Landlord

5. Design Feasibility Period. From the date of the execution of this Letter of Intent and/or the date of the execution of the Lease until the close of business on February 15, 2000, CommerceFirst will determine to its satisfaction the design and financial feasibility of the transaction during which time, and in connection with the negotiation of other customary terms and conditions and the execution of the Lease, CommerceFirst will review and evaluate to its satisfaction, among other items:

         5.1 The nature, scope and specifications of the Landlord's Work to be performed on the exterior of the Demised Premises and the surrounding property, including exterior finishes, facades, porticos, awnings, parking lots, landscaping, building and other signage and other matters. CommerceFirst and/or its architects will be entitled to review in detail the Landlord's site plans, specifications, drawings and other indicia of such work and improvements.

         5.2 The nature, scope and specifications of the Landlord Standard Improvements as outlined in the Landlord's Work Letter to be performed on the interior of the Demised Premises and other work which is to be performed by the Landlord, including, but not limited to, demising walls, floors, ceilings, demolition of interior improvements, electrical, fire sprinkler, water, HVAC rough-in and other matters to be completed by the Landlord as part of the Landlord's work and/or the Landlord Standard Improvements before the Tenant Improvement Allowance is to be applied. CommerceFirst and/or its architects will be entitled to review in detail the Landlord's site plans, specifications, drawings and other indicia of such work and improvements.

         5.3 The nature, scope and specifications of the Landlord's Work to be performed as part of the Tenant Improvement Allowance, the remainder of the Tenant Improvement Allowance and any additional funds CommerceFirst elects to apply to the project which need to l be applied toward upgrades in the finishes and fixtures of the build-out of the Demised Premises.

         5.4 CommerceFirst may terminate this Letter of Intent and/or the Lease without penalty or expense to CommerceFirst, and CommerceFirst shall be entitled to have its Security Deposit refunded, if at any time during the Design Feasibility Period CommerceFirst determines, in its sole discretion, that the project is not feasible to CommerceFirst for any reason whatsoever, including, but not limited to, issues of design and cost of build-out of the Demised Premises and its surrounding areas.

6. Governing Law. This Letter of Intent and the Lease will, except as preempted by federal, tax or other applicable laws, be subject to and shall be construed under the laws of the State of Maryland.

7. Modification. This Letter of Intent may not be modified or amended except by a writing signed unanimously by the parties hereto.


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ADMIRAL PROPERTIES, LLC
c/o Mr. Lee M. Donovan
PROPERTY MANAGEMENT COMPANY
January 11, 2000
Page 6


8. Public Announcement. No public or general disclosure of the negotiations surrounding this Letter of Intent and/or the Lease or of the consummation of any of the transactions contemplated in this Letter of Intent will be made without the written consent of all parties to this Letter of Intent.

9. No Broker. The parties hereto acknowledge that PROPERTY MANAGEMENT COMPANY has represented the Landlord in this transaction. All commissions due to the Broker will be paid by the Landlord. CommerceFirst has not engaged the services of any brokers, investment bankers or other parties who may suppose themselves entitled to a commission on the transaction. Each party will hold harmless the other from and against any claim to a commission or fee raised by any party with whom the other has engaged to assist in this transaction.

10. Purpose of Letter of Intent; Non-binding Nature. It is the purpose of this Letter of Intent to express the seriousness and commitment of the parties to enter into a Final Definitive Lease Agreement and to cause the parties to proceed to instruct their respective counsel and advisors to commence due diligence and to negotiate and prepare the necessary documents and agreements to effectuate the understandings set forth herein. It is understood and agreed that this letter is merely a letter and statement of intent and not a legally binding agreement, except as to the matters of confidentiality set forth in Paragraph 8 above and the exclusive right to negotiate set forth in Paragraph 11, below. All parties reserve the right in its sole and absolute discretion (until a Final Definitive Lease Agreement has been negotiated and executed) to determine whether the contemplated transaction can be successfully consummated, and any party may, without any obligation to the others, decline to proceed with the proposed transaction until such time as a Definitive Agreement is executed.

11. Exclusive Right to Negotiate. Upon the execution of this Letter of Intent by both parties, each party will grant to the other an exclusive right to negotiate the proposed transaction for a period of time commencing upon the delivery by the Landlord of this Letter of Intent to CommerceFirst and expiring 5:00 p.m., February 15, 2000.

12. Definitive Lease Agreement. The parties will enter into a Definitive Lease Agreement on or before February 15, 2000. The Definitive Lease Agreement will incorporate the terms and conditions of this Letter of Intent in to it.

13. Expiration and Term of Letter of Intent. Unless extended by the parties hereto in writing this Letter of Intent and the offers contained herein will expire, lapse and be of no force and effect:

         13.1 if this Letter of Intent is not accepted, signed and delivered to CommerceFirst at the above-captioned address on or before the close of business on January 12, 2000; or

         13.2 unless extended by written agreement of the parties, the parties hereto do not enter into a Definitive Lease Agreement for the transaction on or before February 15, 2000; or

         13.3 if the transaction contemplated herein is canceled in writing by either party in accordance with the terms of this Letter of Intent; or

         13.4 upon the execution of the Definitive Lease Agreement; or



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         13.5 upon the failure of any of the contingencies provided for herein.

Please review the foregoing with your advisors and return your acceptance as indicated above. We look forward to having the opportunity of working with you to consummate the transactions referred to herein. Please do not hesitate to call me if you have any questions.

                                     AGREED TO AND ACCEPTED:

                                     COMMERCEFIRST BANCORP, INC.





                                     By:
                                         ---------------------------------
                                     Richard J. Morgan,                     Date
                                     President and Chief Executive Officer


                                     ADMIRAL PROPERTIES, LLC




                                     By:
                                         ---------------------------------
                                                                            Date


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